TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 16, 2021--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2020.
Fourth quarter 2020 net income from continuing operations was $6.5 million ($0.19 per diluted share) compared to net income from continuing operations of $1.0 million ($0.03 per diluted share) in the fourth quarter of 2019. Net income from ongoing operations, which excludes special items and discontinued operations, was $9.7 million ($0.29 per diluted share) in the fourth quarter of 2020 and $9.9 million ($0.30 per diluted share) in the fourth quarter of 2019.
Full year 2020 net loss from continuing operations was $16.8 million ($0.51 per diluted share) compared to net income from continuing operations of $58.5 million ($1.76 per diluted share) in 2019. Net income from ongoing operations was $50.8 million ($1.51 per diluted share) in 2020 and $47.6 million ($1.42 per diluted share) in 2019. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and twelve months ended December 31, 2020 and 2019, is provided in Note (a) of the Notes to the Financial Tables in this press release.
Fourth Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions of $13.6 million was $0.8 million lower than the fourth quarter of 2019
•EBITDA from ongoing operations for PE Films of $11.2 million was $0.5 million higher than the fourth quarter of 2019
•EBITDA from ongoing operations for Flexible Packaging Films of $8.1 million was $3.8 million higher than the fourth quarter of 2019
John Steitz, Tredegar’s president and chief executive officer, said, “Although 2020 was an extremely challenging year with COVID-19, we believe that it was one of our best. Bonnell Aluminum’s volume and EBITDA from ongoing operations suffered under COVID-19 conditions, yet data indicates that we outperformed the aluminum extrusions industry. Current bookings and backlog are at high levels. Surface Protection’s EBITDA from ongoing operations achieved a record high while facing the headwinds of a significant customer product transition. Surface Protection continues to make progress in generating contribution from sales of new products, applications and customers and implementing cost savings measures. Terphane had record EBITDA since being acquired in October of 2011, and its stellar performance has demonstrated the excellence of the Terphane leadership team.”
Mr. Steitz continued, “At the end of October, we sold the Personal Care business, which was at about the break-even level of EBITDA from ongoing operations, for cash proceeds of approximately $46 million. In December, we supplemented the cash from this sale and the cash that had built up on our balance sheet with borrowings under our revolving credit facility to pay a $200 million, or $5.97 per share, special dividend. In light of our history of strong cash generation, we believe that the related borrowings prudently use financial leverage in a low interest rate environment while also preserving available capital to meet the needs of our business units.”
Mr. Steitz concluded, “We are proud of our performance in 2020 despite COVID-19. But most of all, we are proud of our employees, who have demonstrated their dedication and strong work ethic during these unprecedented times to deliver exceptional performance.”
THE IMPACT OF COVID-19
Essential Business and Employee Considerations
The Company’s priorities during the COVID-19 pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. Within the limitations imposed by the health and safety procedures described below, the Company has continued to manufacture the full range of products at its facilities.
The Company’s protocols to protect the health and well-being of its employees from COVID-19 continue to develop as COVID-19 informed work practices evolve and the Company responds to recommended and mandated actions of government and health authorities. In addition, to facilitate a return to fully functional operations, the Company has undertaken an education campaign to provide employees with the most accurate and up-to-date information available, particularly from the Centers for Disease Control (“CDC”), the Office of the Surgeon General and state and local health departments. The Company believes that these efforts will encourage employees to receive a vaccine when they are eligible.
The Company has educated employees about COVID-19, including how the virus is spread, COVID-19 symptoms and mitigation efforts to keep employees safe. Even in those facilities not bound by the Families First Coronavirus Response Act, the Company has adopted COVID-19 related pay and sick leave policies and remote work policies that require employees to stay home if they feel ill or have been exposed to others with the illness, until they are cleared to return to work by our Human Resources team, who applies CDC and other state health department guidance to each case. The Company’s policies include: mandating employees self-monitor for symptoms; taking an employee’s temperature before entering production facilities; answering self-screening questions related to potential exposure and COVID-19 symptoms; mandating frequent handwashing; requiring social distancing; requiring face coverings on production floors at all times and in common areas and office settings where social distancing is difficult; streamlining onsite personnel to only those required for production and distribution; strongly encouraging and, where mandated, requiring remote work for all those who can work from home; limiting travel to essential business purposes; and regularly cleaning and disinfecting facilities. In the U.S., the Company has educated employees on COVID-19-related government benefits and has provided such benefits even in those facilities where the government benefits are not mandated.
Bonnell Aluminum is experiencing higher than normal absenteeism and hiring difficulties, which it attributes to COVID-19-related factors. Bonnell Aluminum attempts to match its direct labor with demand and is facing difficulty maintaining sufficient labor to meet desired shipment levels.
Financial Considerations
The 2020 annual plan for Bonnell Aluminum (pre-COVID-19) included sales volume of 201 million pounds and EBITDA from ongoing operations of $65 million, versus 2019 sales volume of 208 million pounds and EBITDA from ongoing operations of $65.7 million. Actual 2020 sales volume was 186 million pounds and EBITDA from ongoing operations was $55.1 million. Approximately 62% of Bonnell Aluminum’s sales volume in 2020 was related to building and construction (“B&C”) markets (non-residential B&C of 55% and residential B&C of 7%). Much of the 2020 sales volume associated with the B&C market was related to contracts that existed at the start of the COVID-19 pandemic. With the completion of many of these contracts, Bonnell began experiencing weakness in the B&C market during the fourth quarter of 2020. Overall, the Company believes that volume results for Bonnell Aluminum in 2020 have outperformed the industry, and performance to date during the COVID-19 environment has exceeded the Company's expectations, with current bookings and backlog at high levels. No significant issues have arisen to date on the collection of accounts receivable at Bonnell Aluminum.
Demand has remained strong under COVID-19 conditions for the Company’s flexible food packaging films produced by Terphane. The Surface Protection component of PE Films had record performance for EBITDA from ongoing operations in the second quarter and first half of 2020, but it experienced a slowdown in the third quarter, with a portion of the decline in volume related to a previously disclosed customer product transition and customer inventory corrections. The Company believes that while Surface Protection’s customer inventory corrections were largely resolved during the third quarter of 2020, it will experience a significant decline in volume and profitability in the first quarter of 2021 as a result of the customer product transition. See the PE Films section below for further discussion. No significant issues have arisen to date on the collection of accounts receivable at Terphane or Surface Protection.
Tredegar owns approximately 20% of kaleo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo on a fair value basis. The Company’s estimate of the fair value of its interest in kaléo at December 31, 2020 was $34.6 million ($29.7 million after taxes), which represents an increase of $0.1 million ($0.1 million after taxes) and a decrease of $60.9 million ($47.6 million after taxes) since September 30, 2020 and December 31, 2019, respectively. The decline in estimated fair value in 2020 was primarily due to: (i) current projections that assume ongoing pricing pressures, (ii) expected changes in market access as well as continued lower market demand for epinephrine delivery devices resulting from COVID-19-driven delays in in-person back-to-school schedules and social distancing guidelines, and (iii) a higher private company liquidity discount. kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $34.6 million estimated fair value reflected in the Company’s financial statements at December 31, 2020.
Total debt was $134 million at December 31, 2020, compared to $42 million at December 31, 2019. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $122.2 million at December 31, 2020, compared to $10.6 million at December 31, 2019. In December 2020, the Company paid a special dividend of $5.97 per share or $200 million, as a result of strong cash generation and overall net cash proceeds of approximately $46 million relating to the sale of Personal Care Films. The overall net cash proceeds resulted from net proceeds of $53 million received in the fourth quarter of 2020 less $7 million of expected expenditures during 2021, primarily related to information technology transition services and severance. The Company’s revolving credit agreement allows borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the revolving credit agreement for the trailing four quarters (“Credit EBITDA”). The Company had Credit EBITDA and a leverage ratio (calculated in the “Liquidity and Capital Resources” section of the Company’s Annual Report on the period ended December 31, 2020 ("Form 10-K")) of $93.4 million and 1.43x, respectively, at December 31, 2020. The Company’s current stress testing under a COVID-19-driven recession indicates a low probability that a future leverage ratio will exceed 4.0x. See the Notes to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: B&C, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of fourth quarter and full year results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2020	2019	% Change	2020	2019	% Change
Sales volume (lbs)	46,408	50,102	(7.4)%	186,391	208,249	(10.5)%
Net sales	$116,145	$124,292	(6.6)%	$455,711	$529,602	(14.0)%
Ongoing operations:
EBITDA	$13,641	$14,452	(5.6)%	$55,137	$65,683	(16.1)%
Depreciation & amortization*	(4,771)	(4,238)	(12.6)%	(17,403)	(16,719)	(4.1)%
EBIT**	$8,870	$10,214	(13.2)%	$37,734	$48,964	(22.9)%
Capital expenditures	$5,547	$6,010		$10,260	$17,855
* Excludes pre-tax accelerated amortization of trade names of $7.5 million and $10.0 million in the three months and year ended December 31, 2019, respectively. See Note (g) of the attached Notes to the Financial Tables.
** See the attached net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2020 Results vs. Fourth Quarter 2019 Results
Net sales (sales less freight) in the fourth quarter of 2020 decreased by 6.6% versus 2019 primarily due to lower sales volume, partially offset by an increase in average selling prices to cover higher operating costs. Metal costs were relatively flat versus the fourth quarter of 2019. Sales volume in the fourth quarter of 2020 decreased by 7.4% versus 2019. Sales volume in the specialty market, which represented 31% of total volume in 2020, increased 9.5% in the fourth quarter of 2020 versus 2019, and sales volume in the automotive market, which represented 9% of total volume in 2020, was relatively flat versus the fourth quarter of 2019. Non-residential sales volume, which represented 55% of 2020 volume, declined 17.5% in the fourth quarter of 2020 versus 2019 primarily as a result of COVID-19-related lower demand. See “The Impact of COVID-19” section for more information on business conditions.
EBITDA from ongoing operations in the fourth quarter of 2020 decreased by $0.8 million in comparison to the fourth quarter of 2019. Lower volume ($2.9 million) and higher labor and employee-related costs ($2.3 million) were partially offset by higher pricing ($2.4 million) and other lower operating costs ($1.3 million). In addition, the timing of the flow through under the first-in first-out method of aluminum raw material costs, previously acquired at lower prices in a quickly rising commodity pricing environment, resulted in a benefit of $0.6 million in the fourth quarter of 2020 versus a charge of $0.1 million in the fourth quarter of 2019.
Full Year 2020 Results vs. Full Year 2019 Results
Net sales in 2020 decreased by 14.0% versus 2019 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in 2020 decreased by 10.5% versus 2019 with declines in all key markets, which the Company believes was mainly a result of COVID-19-related lower demand.
EBITDA from ongoing operations in 2020 decreased by $10.5 million in comparison to 2019 due to lower volume ($16.1 million) and higher labor and employee-related costs ($4.3 million), partially offset by higher pricing ($8.1 million), lower freight ($0.8 million) and lower travel and entertainment expenses as a result of COVID-19 ($0.9 million).
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $21 million in 2021, including $3 million for infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities, $3 million for a roof replacement at the Elkhart, Indiana site and $4 million for strategic projects. In addition, approximately $11 million will be required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2021. Amortization expense is projected to be $3 million in 2021.

PE Films
PE Films is composed of surface protection films, polyethylene overwrap films and films for other markets. All historical results for the Personal Care component, which was sold in the fourth quarter of 2020, have been presented as discontinued operations. The Surface Protection component of the PE Films segment now includes the packaging lines and operations located at the Pottsville, Pennsylvania manufacturing site (“Pottsville Packaging”), which was previously reported within the Personal Care component of PE Films. A summary of fourth quarter and full year results for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2020	2019	% Change	2020	2019	% Change
Sales volume (lbs)	11,827	12,047	(1.8)%	45,175	43,983	2.7%
Net sales	$35,843	$34,494	3.9%	$139,288	$133,807	4.1%
Ongoing operations:
EBITDA	$11,179	$10,681	4.7%	$45,107	$41,133	9.7%
Depreciation & amortization	(1,894)	(1,480)	(28.0)%	(6,762)	(5,860)	(15.4)%
EBIT*	$9,285	$9,201	0.9%	$38,345	$35,273	8.7%
Capital expenditures	$1,147	$2,993		$6,024	$8,567
* See the attached net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2020 Results vs. Fourth Quarter 2019 Results
Net sales in the fourth quarter of 2020 increased by 3.9% versus 2019 primarily due to favorable sales mix in Surface Protection.
EBITDA from ongoing operations in the fourth quarter of 2020 increased by $0.5 million versus the fourth quarter of 2019 primarily due to higher EBITDA from ongoing operations in Surface Protection, partially offset by higher fixed costs in Pottsville Packaging.
Full Year 2020 Results vs. Full Year 2019 Results
Net sales increased by 4.1% in 2020 versus 2019 primarily due to higher sales of products in Surface Protection unrelated to customer product transitions ($12.0 million), partially offset by lower sales associated with the customer product transitions this year ($6.8 million).
EBITDA from ongoing operations in 2020 increased by $4.0 million versus 2019 primarily due to:
•A $3.2 million increase from Surface Protection, primarily due to sales of products unrelated to the customer product transitions ($8.3 million), partially offset by lower sales associated with the customer product transitions ($4.5 million); and
•A $0.8 million increase from Pottsville Packaging primarily related to higher sales volume and favorable raw materials pricing.
Customer Product Transitions in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The Company believes that previously reported delays in this customer's transitions were recently resolved by the customer and much of the remaining transitions could occur by the end of 2021. Under this scenario, the Company estimates that the contribution to EBITDA from ongoing operations for PE Films could decline due to the remaining customer product transitions by $18 million in 2021 versus 2020 and $4 million in 2022 versus 2021. To offset the expected adverse impact, the Company is aggressively pursuing and making progress in generating contribution from sales from new surface protection products, applications and customers and implementing cost savings measures. Annual contribution to EBITDA from ongoing operations for PE Films on surface protection products unrelated to the customer product transitions has increased since 2018 by approximately $12 million.

Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $5 million in 2021, including $2 million for productivity projects and $3 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2021. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of fourth quarter and full year results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2020	2019		2020	2019
Sales volume (lbs)	28,026	25,435	10.2%	113,115	105,276	7.4%
Net sales	$34,072	$31,985	6.5%	$134,605	$133,935	0.5%
Ongoing operations:
EBITDA	$8,051	$4,260	89.0%	$30,645	$14,737	107.9%
Depreciation & amortization	(455)	(416)	(9.4)%	(1,761)	(1,517)	(16.1)%
EBIT*	$7,596	$3,844	97.6%	$28,884	$13,220	118.5%
Capital expenditures	$2,511	$3,174		$4,959	$8,866
* See the attached net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2020 Results vs. Fourth Quarter 2019 Results
Net sales in the fourth quarter of 2020 increased 6.5% versus the fourth quarter of 2019 primarily due to higher sales volume and favorable product mix, partially offset by lower selling prices from the pass-through of lower resin costs.
Terphane’s EBITDA from ongoing operations in the fourth quarter of 2020 increased by $3.8 million versus the fourth quarter of 2019 primarily due to:
•Lower raw material costs, net of lower selling prices ($1.8 million), higher sales volume ($1.2 million), favorable product mix ($0.7 million) and lower variable costs ($1.1 million), partially offset by higher fixed costs ($0.4 million) and higher selling and general administration expenses ($0.4 million);
•Net favorable foreign currency translation of Real-denominated costs ($0.2 million); and
•Higher foreign currency transaction losses of $0.5 million in the fourth quarter of 2020 compared to the prior year.
Full Year 2020 Results vs. Full Year 2019 Results
Net sales in 2020 increased 0.5% versus 2019 while volume increased 7.4% versus 2019 primarily due to lower selling prices from lower raw material costs and changes in product mix.
Terphane’s EBITDA from ongoing operations in 2020 increased by $15.9 million versus 2019 due to:
•Lower raw material costs, net of lower selling prices ($8.9 million), higher sales volume ($3.3 million), favorable product mix ($2.2 million) and lower fixed costs ($1.0 million), partially offset by higher variable costs ($1.1 million) and higher selling and general administration expenses ($0.4 million);
•Net favorable foreign currency translation of Real-denominated costs ($1.5 million);
•Foreign currency transaction losses of $0.5 million in 2020 versus gains of $0.2 million in 2019; and
•A benefit of $1.2 million in 2020 resulting from the favorable settlement of a dispute related to value-added taxes.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Terphane are projected to be $9 million in 2021, including $5 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2021. Amortization expense is projected to be $0.4 million in 2021.

Corporate Expenses, Investments, Interest and Taxes
Pension expense was $14.6 million in 2020, an unfavorable change of $5.1 million from 2019. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment statements. Pension expense is projected to be $14.0 million in 2021, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. In addition to the higher pension expense in 2020 compared to 2019, corporate expenses, net, increased primarily due to higher professional fees ($3.4 million) related to business development activities and higher stock compensation expense ($1.0 million), partially offset by lower environmental expenses ($0.6 million) and lower other employee-related compensation ($1.3 million).
Interest expense was $2.6 million in 2020 in comparison to $4.1 million in 2019, primarily due to lower average debt levels.
The effective tax rate used to compute income taxes for continuing operations in 2020 was 32.8% compared to 18.8% in 2019. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 21.4% in 2020 and 21.5% in 2019 (see also Note (f) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2020 and 2019 will be provided in the Form 10-K.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of COVID-19. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the duration of "shelter in place" orders and the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company's business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company's customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company's products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of the Company's underfunded defined benefit pension plan liability;
•an increase in the operating costs incurred by the Company's business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruption to the Company's manufacturing facilities;
•the impact of public health epidemics on employees, production and the global economy, such as the coronavirus (COVID-19) currently impacting the global economy;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of the Company's investment in kaléo;

•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of rising trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2020 sales from continuing operations of $755 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sales	$192,524	$198,313	$755,290	$826,324
Other income (expense), net (c)(d)	(3,396)	(137)	(67,294)	28,371
	189,128	198,176	687,996	854,695

Cost of goods sold (c)	143,755	152,820	558,967	641,140
Freight	6,464	7,542	25,686	28,980
Selling, R&D and general expenses (c)	24,927	22,141	92,644	84,491
Amortization of intangibles (g)	753	8,419	3,017	13,601
Pension and postretirement benefits	4,019	2,396	14,720	9,642
Interest expense	989	697	2,587	4,051
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	1,651	176	1,725	784
Goodwill impairment (e)	—	—	13,696	—
	182,558	194,191	713,042	782,689
Income (loss) from continuing operations before income taxes	6,570	3,985	(25,046)	72,006
Income tax expense (benefit)	95	2,995	(8,213)	13,545
Net income (loss) from continuing operations	6,475	990	(16,833)	58,461
Income (loss) from discontinued operations, net of tax	(5,580)	(4,126)	(58,611)	(10,202)
Net income (loss)	$895	$(3,136)	$(75,444)	$48,259

Earnings (loss) per share:
Basic:
Continuing operations	$0.19	$0.03	$(0.51)	$1.76
Discontinued operations	(0.17)	(0.12)	(1.75)	(0.31)
Basic earnings (loss) per share	$0.02	$(0.09)	$(2.26)	$1.45
Diluted:
Continuing operations	$0.19	$0.03	$(0.51)	$1.76
Discontinued operations	(0.17)	(0.12)	(1.75)	(0.31)
Diluted earnings (loss) per share	$0.02	$(0.09)	$(2.26)	$1.45

Shares used to compute earnings (loss) per share:
Basic	33,421	33,278	33,402	33,236
Diluted	33,485	33,341	33,402	33,258

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Sales
Aluminum Extrusions	$116,145	$124,292	$455,711	$529,602
PE Films	35,843	34,494	139,288	133,807
Flexible Packaging Films	34,072	31,985	134,605	133,935
Total net sales	186,060	190,771	729,604	797,344
Add back freight	6,464	7,542	25,686	28,980
Sales as shown in the Condensed Consolidated Statements of Income	$192,524	$198,313	$755,290	$826,324

EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$13,641	$14,452	$55,137	$65,683
Depreciation & amortization (g)	(4,771)	(4,238)	(17,403)	(16,719)
EBIT (b)	8,870	10,214	37,734	48,964
Plant shutdowns, asset impairments, restructurings and other (c)	(869)	106	(3,506)	(561)
Goodwill impairment (e)	—	—	(13,696)	—
Trade name accelerated amortization (g)	—	(7,530)	—	(10,040)
PE Films:
Ongoing operations:
EBITDA (b)	11,179	10,681	45,107	41,133
Depreciation & amortization	(1,894)	(1,480)	(6,762)	(5,860)
EBIT (b)	9,285	9,201	38,345	35,273
Plant shutdowns, asset impairments, restructurings and other (c)	(1,751)	(178)	(1,974)	(733)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	8,051	4,260	30,645	14,737
Depreciation & amortization	(455)	(416)	(1,761)	(1,517)
EBIT (b)	7,596	3,844	28,884	13,220
Plant shutdowns, asset impairments, restructurings and other (c)	(4)	—	(18)	—
Total	23,127	15,657	85,769	86,123
Interest income	1	41	44	66
Interest expense	989	697	2,587	4,051
Gain (loss) on investment in kaléo accounted for under fair value method (d)	100	—	(60,900)	28,482
Loss on sale of Bright View Technologies (i)	(2,299)	—	(2,299)	—
Stock option-based compensation costs	394	791	2,161	4,132
Corporate expenses, net (c)	12,976	10,225	42,912	34,482
Income (loss) from continuing operations before income taxes	6,570	3,985	(25,046)	72,006
Income tax expense (benefit)	95	2,995	(8,213)	13,545
Net income (loss) from continuing operations	6,475	990	(16,833)	58,461
Income (loss) from discontinued operations, net of tax	(5,580)	(4,126)	(58,611)	(10,202)
Net income (loss)	$895	$(3,136)	$(75,444)	$48,259

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Cash & cash equivalents	$11,846	$31,422
Accounts & other receivables, net	86,327	89,117
Income taxes recoverable	2,807	2,661
Inventories	66,437	64,205
Prepaid expenses & other	19,679	8,333
Current assets of discontinued operations	1,339	37,418
Total current assets	188,435	233,156
Property, plant & equipment, net	166,545	173,556
Right-of-use leased assets	16,037	18,492
Investment in kaléo (cost basis of $7,500)	34,600	95,500
Identifiable intangible assets, net	18,820	22,636
Goodwill	67,708	81,404
Deferred income taxes	19,068	12,435
Other assets	3,506	4,628
Non-current assets of discontinued operations	151	70,861
Total assets	$514,870	$712,668
Liabilities and Shareholders’ Equity
Accounts payable	$89,702	$87,296
Accrued expenses	40,741	39,465
Lease liability, short-term	2,082	2,427
Income taxes payable	706	—
Current liabilities of discontinued operations	7,521	23,280
Total current liabilities	140,752	152,468
Lease liability, long-term	14,949	17,338
Long-term debt	134,000	42,000
Pension and other postretirement benefit obligations, net	110,585	107,446
Deferred income taxes	—	11,019
Other non-current liabilities	5,529	5,297
Non-current liabilities of discontinued operations	—	351
Shareholders’ equity	109,055	376,749
Total liabilities and shareholders’ equity	$514,870	$712,668

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(75,444)	$48,259
Adjustments for noncash items:
Depreciation	28,940	30,683
Amortization of intangibles	3,017	13,601
Reduction of right-of-use assets	2,753	2,588
Goodwill impairment	13,696	—
Deferred income taxes	(16,892)	5,856
Accrued pension and postretirement benefits	14,720	9,642
Loss (gain) on investment in kaléo accounted for under the fair value method	60,900	(10,900)
Loss on sale of divested businesses	52,326	—
Gain on sale of assets	—	(6,334)
Changes in assets and liabilities:
Accounts and other receivables	(335)	16,471
Inventories	(4,366)	11,315
Income taxes recoverable/payable	1,617	2,644
Prepaid expenses and other	(2,203)	795
Accounts payable and accrued expenses	4,045	(2,937)
Lease liability	(3,049)	(2,723)
Pension and postretirement benefit plan contributions	(12,681)	(8,614)
Other, net	7,329	5,517
Net cash provided by operating activities	74,373	115,863
Cash flows from investing activities:
Capital expenditures	(23,355)	(50,864)
Proceeds from the sale of businesses	56,236	—
Proceeds from the sale of assets and other	—	10,936
Net cash provided by (used in) investing activities	32,881	(39,928)
Cash flows from financing activities:
Borrowings	162,250	65,500
Debt principal payments	(70,250)	(125,000)
Dividends paid	(216,049)	(15,325)
Debt financing costs	(693)	(1,817)
Repurchase of employee common stock for tax withholdings	(850)	(854)
Proceeds from exercise of stock options and other	—	184
Net cash used in financing activities	(125,592)	(77,312)
Effect of exchange rate changes on cash	(1,238)	(1,598)
Increase (decrease) in cash and cash equivalents	(19,576)	(2,975)
Cash and cash equivalents at beginning of period	31,422	34,397
Cash and cash equivalents at end of period	$11,846	$31,422

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings per share as reported under GAAP. Net income and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months and the years ended December 31, 2020 and 2019 is shown below:

(In millions, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) from continuing operations as reported under GAAP	$6.5	$1.0	$(16.8)	$58.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.2	0.1	1.2	0.6
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.1)	—	47.6	(23.3)
Loss on sale of Bright View Technologies	1.8	—	1.8	—
Accelerated trade name amortization	—	5.8	—	7.8
Other	0.3	3.0	6.5	4.0
Goodwill impairment	—	—	10.5	—
Net income from ongoing operations	$9.7	$9.9	$50.8	$47.6

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.19	$0.03	$(0.51)	$1.76
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.04	—	0.04	0.02
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	—	—	1.42	(0.72)
Loss on sale of Bright View Technologies	0.05	—	0.05	—
Accelerated trade name amortization	—	0.17	—	0.23
Other	0.01	0.10	0.19	0.13
Goodwill impairment	—	—	0.32	—
Earnings per share from ongoing operations (diluted)	$0.29	$0.30	$1.51	$1.42
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (f).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance. For more business segment information, see Note 5 in the Notes to Financial Statements in the Form 10-K.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. EBIT is a widely understood and utilized metric that is meaningful to certain investors. The Company believes that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months and the years ended December 31, 2020 and 2019 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
(in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[2]	$0.1	$0.1	$1.3	$1.0
Environmental charges at Newnan, Georgia plant[1]	0.3	0.3	0.3	0.3
COVID-19-related expenses[2]	0.5	0.3	1.9	1.4
Total for Aluminum Extrusions	$0.9	$0.7	$3.5	$2.7
PE Films:
(Gains)/losses associated with plant shutdowns, asset impairments and restructurings:
Surface Protection restructuring costs - severance	$1.6	$1.2	$1.6	$1.2
Losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[3]	0.2	0.1	0.3	0.3
Total for PE Films	$1.8	$1.3	$1.9	$1.5
Corporate:
Professional fees associated with: internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$1.3	$0.8	$5.5	$4.2
Accelerated recognition of stock option-based compensation[2]	—	—	0.1	0.1
Corporate costs associated with the divested Personal Care business[2]	(0.3)	(0.2)	0.9	0.7
Allocation of changes in effective state tax rates resulting primarily from the sale of Personal Care Films[4]	—	(1.5)	—	(1.5)
Loss on sale of Bright View Technologies[3]	2.3	1.8	2.3	1.8
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	0.1	0.1	0.4	0.3
U.S. tax on foreign branch income[4]	—	—	—	(0.6)
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the Special Dividend[2]	0.4	0.3	0.4	0.3
Total for Corporate	$3.8	$1.3	$9.6	$5.3
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended December 31, 2019		Year Ended December 31, 2019
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses from sale of assets, investment writedowns and other items:
Wind damage to roof of Elkhart, Indiana plant[2]	$(0.4)	$(0.3)	$(0.1)	$(0.1)
Environmental charges at Carthage, Tennessee facility[1]	0.2	0.2	0.6	0.5
Total for Aluminum Extrusions	$(0.2)	$(0.1)	$0.5	$0.4
PE Films:
Losses associated with plant shutdowns, asset impairments and restructurings:
Write-off of films production line - Guangzhou, China facility	$—	$—	$0.4	$0.3
Surface Protection restructuring costs - severance	0.2	0.1	0.3	0.2
Total for PE Films	$0.2	$0.1	$0.7	$0.5
Corporate:
Professional fees associated with: internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$0.2	$0.2	$3.5	$2.7
Accelerated recognition of stock option-based compensation[2]	1.3	1.2	1.3	1.2
Environmental costs not associated with a business unit[2]	0.6	0.5	0.6	0.5
Tax adjustment - FIN 48 reserve reversal[3]	—	—	—	(2.0)
Total for Corporate	$2.1	$1.9	$5.4	$2.4
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
(d) A pre-tax loss of $60.9 million on the Company’s investment in kaléo was recognized in the full year ended December 31, 2020 compared to a pre-tax gain of $28.5 million in the full year ended December 31, 2019 which is reported in “Other income (expense), net” in the condensed consolidated statements of income. The full year of 2019 included a receipt of $17.6 million dividend.
(e) In the first quarter of 2020, the operations of Aluminum Extrusions’ Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) were expected to be severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, and to customers serving the building and construction and automotive markets. As a result, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.

(f) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that the Company believes do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and twelve ended December 31, 2020 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2020	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$6.6	$0.1	$6.5	1.5%
Losses associated with plant shutdowns, asset impairments and restructurings	1.6	0.4	1.2
(Gains) losses from sale of assets and other	4.8	2.8	2.0
Net income (loss) from ongoing operations	$13.0	$3.3	$9.7	25.4%
Three Months Ended December 31, 2019
Net income (loss) from continuing operations reported under GAAP	$4.0	$3.0	$1.0	75.0%
Losses associated with plant shutdowns, asset impairments and restructurings	0.2	0.1	0.1
(Gains) losses from sale of assets and other	9.7	0.9	8.8
Net income (loss) from ongoing operations	$13.9	$4.0	$9.9	28.8%
Twelve Months Ended December 31, 2020
Net income (loss) from continuing operations reported under GAAP	$(25.0)	$(8.2)	$(16.8)	32.8%
Losses associated with plant shutdowns, asset impairments and restructurings	1.6	0.4	1.2
(Gains) losses from sale of assets and other	74.3	18.4	55.9
Goodwill impairment	13.7	3.2	10.5
Net income (loss) from ongoing operations	$64.6	$13.8	$50.8	21.4%
Twelve Months Ended December 31, 2019
Net income (loss) from continuing operations reported under GAAP	$72.0	$13.5	$58.5	18.8%
Losses associated with plant shutdowns, asset impairments and restructurings	0.8	0.2	0.6
(Gains) losses from sale of assets and other	(12.2)	(0.7)	(11.5)
Net income (loss) from ongoing operations	$60.6	$13.0	$47.6	21.5%
(g) On October 30, 2019, Bonnell Aluminum announced a rebranding initiative under which Bonnell and its subsidiaries, at that date, AACOA and Futura, would all operate under the Bonnell Aluminum brand. The usage of the AACOA and Futura trade names was discontinued at the end of 2019. In September 2019, management committed to implement the rebranding initiative. Prior to this commitment, the AACOA trade name had an indefinite useful life and a remaining net book value of $4.8 million, and the Futura trade name had an estimated remaining useful life of approximately 10.5 years and a remaining net book value of $5.4 million. As a result of the rebranding initiative, there was a change in estimate in the useful lives for both trade names to 4 months. The non-cash amounts amortized related to these trade names were as follows:

(in millions)	Three Months Ended December 31, 2019	Year Ended December 31, 2019
AACOA - accelerated	$3.6	$4.8
Futura - accelerated	3.9	5.2
Futura - ongoing[1]	0.1	0.2
Total amortization	$7.6	$10.2
1.Amortization based on original useful life.

(h) Net debt is calculated as follows:

(in millions)	December 31,	December 31,
	2020	2019
Debt	$134.0	$42.0
Less: Cash and cash equivalents	11.8	31.4
Net debt	$122.2	$10.6
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(i) In December 2020, the Company entered into a definitive agreement and completed the sale of Bright View Technologies (“Bright View”). The sale does not represent a strategic shift nor does it have a major effect on the Company’s historical and ongoing operations, thus all financial information for Bright View has been presented as continuing operations. Bright View historically has been reported in the PE Films segment.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com